Exhibit 10.1

SCT CHASSIS INC.

RESTRICTED STOCK UNIT PLAN

1.                                      Purpose.

The purpose of the SCT Chassis Inc. Restricted Stock Unit Plan (the “Plan”) is to provide those individuals employed by Interpool, Inc., d/b/a TRAC Intermodal, a Delaware corporation (“TRAC”) and wholly-owned subsidiary of SCT Chassis Inc., a Marshall Islands corporation (“SCT Chassis”), SCT Chassis or any of their respective subsidiaries or any successor of any of the foregoing (each, an “Eligible Employer”) who are eligible to participate in the Plan in accordance with Section 3 with the ability to share in the long-term growth and success of SCT Chassis and its affiliates through grants of restricted stock units relating to the common stock of SCT Chassis (“RSUs”).

2.                                      Administration.

The Plan shall be administered by the Board of Directors of SCT Chassis (the “Board”) or its designee (the “Administrator”).  The Administrator shall have discretionary and final authority to interpret the terms and provisions of the Plan and may adopt, alter or repeal any administrative rules, guidelines and/or practices governing the operation of the Plan as it shall from time to time deem advisable.  All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including SCT Chassis, TRAC and each Participant (as defined below).

3.                                      Participation.

Each individual who is employed by an Eligible Employer at the level of Vice President 6 or above on the applicable date of grant set forth in Section 6, together with each other employee of an Eligible Employer who is selected by the Administrator, shall receive an award of RSUs (each, a “Participant”); provided, however, that except as otherwise determined by the Administrator, in no event will any individual who was granted an equity award in respect of SCT Chassis common stock prior to the effective date of this Plan be eligible to participate in the Plan until such equity award is fully vested. Once such equity award is fully vested, any individual who would otherwise be eligible to participate in the Plan shall be permitted to do so commencing January 1 of the following year.

4.                                      Term.

The Plan shall become effective as of October 1, 2016 (the “Effective Date”) and shall thereafter remain in effect until the date on which the Plan is terminated in accordance with Section 7.  The period during which the Plan is in effect is referred to herein as the “Term”.

5.                                      Terms of Restricted Stock Units.

(a)                                 General Terms of RSUs.  Each RSU granted under the Plan represents the right to receive one (1) share of SCT Chassis common stock, subject to all of the terms and conditions of the Plan and a written award agreement by and among SCT Chassis, TRAC and the applicable Participant (an “Award Agreement”).

(b)                                 Vesting of RSUs.  The vesting terms applicable to the RSUs granted under the Plan shall be as set forth in the applicable Award Agreement; provided that, notwithstanding anything set forth in the applicable Award Agreement to the contrary, the Administrator may accelerate the vesting of any RSUs and the delivery of the related shares of SCT Chassis common stock at any time in its sole discretion.

(c)                                  Delivery of Shares.  The shares of SCT Chassis common stock underlying any RSUs that become vested under the terms of the Plan and the applicable Award Agreement will be delivered to the Participant by no later than March 15 of the year following the year in which such RSUs vest.

6.                                      Grants of Restricted Stock Units.

(a)                                 RSU Grants in 2016.  As soon as practicable after the Effective Date, each Participant will receive a grant of a number of RSUs in respect of TRAC’s calendar year 2015 performance equal to (i) the applicable value set forth next to the Participant’s title on Annex A (the “Target RSU Value”), divided by (ii) the price per share of SCT Chassis common stock determined by the Administrator in its sole discretion in respect of such grants.  For the avoidance of doubt, any Participant who holds a title that is not listed on Annex A will receive a grant of a number of RSUs as determined by the Administrator.

(b)                                 Annual RSU Grants in 2017 and Later.  For each calendar year during the Term, beginning with grants of RSUs to be made in the 2017 calendar year in respect of 2016 performance (the applicable year to which such performance relates, the “Performance Year”), annual RSU grants will be made in accordance with the following procedures:

(i)                                     the Administrator will determine a target amount of Adjusted EBT of TRAC (as defined below) in respect of the Performance Year (the “Target Adjusted EBT”);

(ii)                                  as soon as practicable following the completion of the Performance Year, the Administrator will (A)  determine the price per share of SCT Chassis common stock that will be used to determine the number of such RSUs, if any, that are actually granted to each such Participant (the “Applicable Per Share Price”) and (B) after consultation with the management of TRAC, determine in its sole discretion the percentage level of achievement of the Target Adjusted EBT (the “Actual Adjusted EBT Level”); and

(iii)                               on or about March 15 of the year following the Performance Year, the Administrator will make the applicable grants of RSUs to the Participants.  The actual number of RSUs that will be granted to each Participant in respect of the applicable Performance Year will be based on the Actual Adjusted EBT Level, and will be equal to (1) the “Applicable RSU Grant Value” set forth in the following table, divided by (2) the Applicable Per Share Price.  Examples illustrating the application of this Section 6(b) are set forth on Annex B.

Actual Adjusted EBT Level	Applicable RSU Grant Value
Less than 75% of Target Adjusted EBT	No RSUs will be granted
75% of Target Adjusted EBT	50% of Target RSU Value
Greater than 75% of Target Adjusted EBT but less than 100% of Target Adjusted EBT	50% of Target RSU Value, plus additional 2% of Target RSU Value for each percentage point of achievement of Target Adjusted EBT above 75%
100% of Target Adjusted EBT	100% of Target RSU Value
Greater than 100% of Target Adjusted EBT but less than 125% of Target Adjusted EBT	100% of Target RSU Value, plus additional 4% of Target RSU Value for each percentage point of achievement of Target Adjusted EBT above 100%
125% of Target EBT or Greater	200% of Target RSU Value

(c)                                  Adjusted EBT of TRAC.  For purposes of the Plan, “Adjusted EBT of TRAC” means the net (loss) income of TRAC before the impact of income tax, non-cash interest expense related to deferred financing fees, non-cash share-based compensation, loss on modification and extinguishment of debt and capital lease obligations, terminations, modification, and fair value adjustments of derivative instruments and other non-routine, non-cash items as determined by management of TRAC and the Board.

7.                                      Amendment; Termination.  The Board shall have the right to amend, modify, suspend or terminate the Plan at any time; provided, however, that no such amendment, modification, suspension or termination may impair the rights of any Participant in respect of any RSUs previously granted under the Plan to such Participant without the Participant’s consent.

8.                                      Miscellaneous.

(a)                                 No Right to Continued Employment.  The right of a Participant to be granted an RSU under the Plan shall not be deemed a right to continued employment by TRAC or any of its affiliates and does not otherwise restrict the Participant’s right or the right of TRAC or any applicable affiliate to terminate the Participant’s employment at any time, with or without notice and with or without cause.  The terms and conditions of each Participant’s RSUs and the determinations and interpretations by the Administrator with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).

(b)                                 Unfunded Status of Awards.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.

(c)                                  Nontransferability.  Except as otherwise set forth in an Award Agreement, no RSU granted hereunder shall be assignable or transferable by a Participant without the written consent of the Administrator.

(d)                                 Withholding Taxes.  SCT Chassis, TRAC or one of their respective subsidiaries shall withhold all applicable federal, state and local taxes in respect of all RSUs granted to a Participant under the Plan, in accordance with applicable laws and regulations.

(e)                                  Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflict of laws.

(f)                                   Section 409A. Any payments made under the Plan are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in accordance therewith.  Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. SCT Chassis does not make any representation that any or all of the payments described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.  Each Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

(g)                                  Shareholder Rights.  Notwithstanding anything set forth in the Plan or an Award Agreement to the contrary, a Participant shall not have any rights of a shareholder in respect of the shares of SCT Chassis common stock underlying the RSUs, including any voting rights or any rights to dividends or other distributions (or equivalent or related payments), unless and until shares of SCT Chassis common stock are delivered in respect of the RSUs following the vesting thereof; provided that, beginning on the date on which the RSUs are granted and ending on the date prior to the date on which the RSUs vest (the “Vesting Period”), the Participant shall be eligible to receive payments (if any) equal to the product of (A) the number of such unvested RSUs and (B) the amount per share of SCT Chassis common stock of any dividends or other distributions (or equivalent or related payments) (the “Per Share Dividend Amount”) declared and paid during the Vesting Period, which such amount shall be subject to the same vesting conditions applicable to the RSUs as set forth in the applicable Award Agreement and shall be paid to the Participant (without interest) on or as soon as practicable after the date (if any) on which such RSUs vest; provided further that, beginning on the date on which the RSUs vest and ending immediately prior to the delivery of the related shares of Common Stock to the Participant (the “Interim Period”), the Participant shall be entitled to receive payments (if any) equal to the product of (A) the number of such vested RSUs and (B) the Per Share Dividend Amount declared and paid during the Interim Period, which such amount shall be paid to the Participant on or as soon as practicable after the date on which such dividend or other distribution (or equivalent or related payments) is paid to holders of shares of SCT Chassis common stock generally.

Annex A

Title	Value of RSUs as a Percentage of the Participant’s Performance Year Base Salary (Target RSU Value)
Chief Executive Officer	100%
Executive Vice President	60%
Senior Vice President	50%
Vice President 7	40%
Vice President 6	35%

Annex B

Examples

The following examples illustrate the application of Section 6(b) of the Plan, assuming for purposes of these examples that (A) the Participant’s Target RSU Value set forth in Annex A is equal to 50% of the Participant’s Performance Year base salary and (B) the Participant’s Performance Year’s base salary is equal to $100,000 per annum:

(i)                                     For Performance Year 1, the Administrator determines that the Target Adjusted EBT shall be $1,000,000.  As soon as practicable following the completion of Performance Year 1, the Administrator determines that the Applicable Per Share Price will be $10 for Performance Year 1.   After consultation with the management of TRAC, the Administrator determines in its sole discretion that the Actual Adjusted EBT Level for Performance Year 1 was $1,000,000.  As a result, 100% of the Target Adjusted EBT for Performance Year 1 was achieved, resulting in an Applicable RSU Grant Value equal to 100% of the Participant’s Target RSU Value, or $50,000 (100% * (50% * $100,000)).  The actual number of RSUs that will be granted to the Participant in respect of Performance Year 1 will be equal to 5,000 RSUs ($50,000 / $10).

(ii)                                  For Performance Year 2, assume the same facts as Performance Year 1 (i.e., Target Adjusted EBT of $1,000,000 and Applicable Per Share Price of $10), except that after consultation with the management of TRAC, the Administrator determines in its sole discretion that the Actual Adjusted EBT Level for Performance Year 2 was $700,000.  As a result, only 70% of the Target Adjusted EBT for Performance Year 2 was achieved, resulting in no RSUs being granted.

(iii)                               For Performance Year 3, assume the same facts as Performance Year 1 (i.e., Target Adjusted EBT of $1,000,000 and Applicable Per Share Price of $10), except that after consultation with the management of TRAC, the Administrator determines in its sole discretion that the Actual Adjusted EBT Level for Performance Year 3 was $1,100,000.  As a result, 110% of the Target Adjusted EBT for Performance Year 3 was achieved, resulting in an Applicable RSU Grant Value equal to 140% of the Participant’s Target RSU Value, or $70,000 (140% * (50% * $100,000)).  The actual number of RSUs that will be granted to the Participant in respect of Performance Year 3 will be equal to 7,000 RSUs ($70,000 / $10).

(iv)                              For Performance Year 4, assume the same facts as Performance Year 1 (i.e., Target Adjusted EBT of $1,000,000 and Applicable Per Share Price of $10), except that after consultation with the management of TRAC, the Administrator determines in its sole discretion that the Actual Adjusted EBT Level for Performance Year 4 was $1,250,000.  As a result, 125% of the Target Adjusted EBT for Performance Year 4 was achieved, resulting in an Applicable RSU Grant Value equal to 200% of the Participant’s Target RSU Value, or $100,000 (200% * (50% * $100,000)).  The actual number of RSUs that will be granted to the Participant in respect of Performance Year 4 will be equal to 10,000 RSUs ($100,000 / $10).